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                                                                   EXHIBIT 23.2


                          Independent Auditors' Consent

The Board of Directors and Stockholders
Optika Inc.:

We consent to the use of our report dated January 19, 2004, with respect to the consolidated balance sheets of Optika Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                            /s/ KPMG LLP

                                                KPMG LLP


Denver, Colorado
February 4, 2004